Exhibit 99.1

Avalara Appoints Srinivas Tallapragada and Retired Lieutenant General Bruce Crawford to its Board of Directors

SEATTLE, WA — June 29, 2021 — Avalara, Inc. (NYSE: AVLR), a leading provider of tax compliance automation software for businesses of all sizes, today announced the appointment of global technology leader and innovator Srinivas Tallapragada and retired Lieutenant General Bruce Crawford to its board of directors.

Tallapragada is president and chief engineering officer of Salesforce, the leader in customer relationship management, where he leads a global team responsible for building and managing the company’s products and platform. Prior to Salesforce, he held multiple leadership roles at Oracle and SAP, where he led enterprise software development and was responsible for the integration of numerous acquisitions. Tallapragada is known for his customer-centric approach to product design and has set the bar for other technology companies when it comes to upgrading their platform to enable ongoing customer success. Tallapragada contributes years of experience in product development, spanning many industries, segments, and geographies, to Avalara’s board.

“Digital commerce is changing at a pace never seen before, increasing the need for integrated technology solutions to address consumer expectations. Tax exists as a function within business transactions of all kinds — finance, commerce, marketing, human resources — and Avalara’s technology platform will enable businesses of all types to simplify tax compliance within trusted systems and processes,” said Srinivas Tallapragada.

Crawford is senior vice president for strategic development, growth, and sales at Jacobs, a leading technology-enabled solutions provider. Prior to joining Jacobs, Crawford served in the United States Army for 34 years, including his final position as the Army’s chief information officer, the principal enterprise IT and cybersecurity policy advisor to the Secretary of the Army and the Army Chief of Staff. During his time with the Army, Crawford provided executive management on national security, enterprise information technology, and cybersecurity matters. He also oversaw development programs for the Army’s senior leadership, contributing to one of the Army’s most important missions, the development of competence, character, and other leadership traits among soldiers. Crawford serves on several nonprofit and advisory boards.

“Avalara is solving a significant pain point for businesses of all sizes through tax compliance automation, which requires engineering investment and innovation,” said Lieutenant General Bruce Crawford. “With a global team working to apply emerging technologies to solve tax compliance, there is ample opportunity ahead. I am looking forward to joining Avalara’s board to help build technology leadership through strategy, team, and practice.”

“Bruce and Srinivas bring a unique blend of leadership and IT experience to the board with extensive expertise in guiding business strategy and managing engineering and technology teams for an emerging global SaaS platform,” said Scott McFarlane, CEO and co-founder of

Avalara. “Their addition to the board will help ensure that we are able to continue to develop leaders that are equipped to guide our teams through our rapid global expansion — something that is essential to our continued success.”

Avalara’s board comprises members whose backgrounds and perspectives add to the company’s ability to grow the business and serve global customers. As Avalara grows and changes, additions to the board reflect the priorities of the business, and the needs of team members on the board, on the executive team, and at other employee levels. Today, Avalara’s board is made up of 36% women and with the appointment of Crawford and Tallapragada, the company continues to bring leaders with diverse backgrounds onto the board. Crawford and Tallapragada join the Avalara board following the addition of Brian Sharples in April 2020, and Kathy Zwickert in January 2019.

About Avalara

Avalara helps businesses of all sizes get tax compliance right. In partnership with leading ERP, accounting, ecommerce, and other financial management system providers, Avalara delivers cloud-based compliance solutions for various transaction taxes, including sales and use, VAT, GST, excise, communications, lodging, and other indirect tax types. Headquartered in Seattle, Avalara has offices across the U.S. and around the world in Brazil, Europe, and India. More information at avalara.com.

Media Contact

Tommy Morgan

media@avalara.com

540-448-7551

Investor Contact

Jennifer Gianola

jennifer.gianola@avalara.com

650-499-9837

Source: Avalara, Inc.